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                                  EXHIBIT 5.1



                          Dolgenos Newman & Cronin LLP
                          ----------------------------
                     96 Spring Street, New York, N.Y. 10012
                        212-925-2800   Fax 212-925-0690


                                 July 30, 1996


Avitar, Inc.
556 Washington Avenue, Suite 202
North Haven, Connecticut 06473
Tel.: (203) 234-7737



Gentlemen:

         We have acted as counsel to Avitar, Inc., a Delaware corporation (the "Company"), in connection with the Company's proposed offering of 13,068,472 shares of Common Stock, $0.01 par value (including 361,084 shares of Common Stock to be offered by Selling Stockholders) as described in that certain Registration Statement (and the related Prospectus) on Form S-3 executed today by the Company and to be filed with the Securities and Exchange Commission (as amended, the "Registration Statement" and "Prospectus") on July 31, 1996.

         In rendering this opinion we have examined copies of the Registration Statement; the Company's Certificate of Incorporation, as amended, and such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as copies. We have further assumed for the purpose of this opinion the due authorization and, as applicable, the due execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents and all documents contemplated by the Registration Statement to be executed.

         Based on and subject to the foregoing, and limited in all respects to matters of New York law and the General Corporation Law of the State of Delaware, we are of the opinion that:
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Dolgenos Newman & Cronin LLP

Avitar, Inc.
July 30, 1996
Page 2


         1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

         2. The Company has authorized capitalization of thirty million (30,000,000) shares, of which twenty-five million (25,000,000) shares are Common Stock, $0.01 par value, and five million (5,000,000) shares are Preferred Stock, $0.001 par value.

         3. As of the date hereof, 6,966,884 shares of Common Stock have been duly and validly issued and are fully paid and non-assessable.

         4. The shares of Common Stock included in the Registration Statement will, when issued and paid for in accordance with the terms and procedures set forth in the Registration Statement upon a closing of the offering or exercise of Warrants, as the case may be, constitute legally and validly issued, fully paid and non-assessable shares of Common Stock.

                                        Very truly yours,

                                        DOLGENOS NEWMAN & CRONIN LLP


                                        By:     /s/
                                                -------------------------------
                                                         Eugene M. Cronin